TECHNICAL
                               SERVICES AGREEMENT


This agreement is entered into this 4th day of October 2005, by and between Surgicenters of America, Inc. ("ASC") and Trillenium Medical Imaging, Inc., a wholly owned subsidiary of Wellstar International, Inc. ("Trillenium Medical Imaging").

WHEREAS, Trillenium Medical Imaging possesses the capability and expertise to provide certain thermal imaging equipment and training as furtherservices specified herein (the "Trillenium Services") to ASC; and

WHEREAS, Trillenium Medical Imaging desires to provide the Trillenium Services to ASC; and

WHEREAS, ASC owns and/or operates ambulatory service centers in various geographic markets in which ASC believes it will be beneficial to utilize the Trillenium Services; and

WHEREAS, ASC and Trillenium Medical Imaging desire to formalize their respective rights and responsibilities regarding Trillenium Medical Imaging providing the Trillenium Services to ASC, it is

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained here, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, agreed by and between the parties hereto as follows:

1.   Services

     During the term of this Agreement, Trillenium Medical Imaging will perform the services set forth in Schedule A (the "Trillenium Services"). These Services will be performed at such times and places as shall be mutually agreed to by the parties. Trillenium Medical Imaging warrants and represents that the FDA has approved the use of the equipment and Trillenium Medical Imaging has the authority to render the Trillenium Services.

2.   Compensation

     ASC will collect for the services associated with its use of the Trillenium Services and will remit all collections to Trillenium Medical Imaging less ASC fees listed in Exhibit B. These charges are exclusive of any federal, state or local sales, use or other taxes which may be imposed upon the sale of Services provided under this Agreement, all of which taxes shall be payable by Trillenium Medical Imaging as a deduction from collections, except as may be otherwise required by any applicable law, rule or regulation. ASC and Trillenium Medical Imaging shall jointly cooperate in


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     developing  an payment  system to assure  proper  designation  of all funds remitted to Trillenium Medical Imaging to facilitate in the accurate reporting of all monies received from ASC.

3.   Term and Termination

     The term of this Agreement will be two (2) years, commencing as of the date in the first paragraph and ending on 10/3/07. This Agreement may be terminated at any time by either party without cause upon sixty (60) days written notice stating the intended date of termination.

     Either party may terminate this Agreement at any time in the event the other party engages in an act or omission constituting a material breach of any term or condition of this Agreement. The party electing to terminate this Agreement shall provide the breaching party with not less than sixty
     (60) days advance written notice specifying the nature of the breach. The breaching party shall then have forty-five (45) days from the date of the notice in which to remedy the breach and conform its conduct to this Agreement. If such corrective action is not taken within the time specified, this Agreement shall terminate at the end of the sixty (60) day period without further notice or demand.

5.   Confidentiality & HIPAA

     For the purposes of compliance with the privacy provisions of the Health Insurance Portability and Accountability Act of 1996 (HIPAA), ASC and Trillenium Medical Imaging's relationship with each other are as "Covered Entities." As used hereunder, the terms "Covered Entity", "Protected Health Information", "use" and "disclosure" shall have the meanings ascribed to them in 42 CFR Section 164.501.

     Trillenium Medical Imaging and ASC each agree to conduct their respective business in accordance with all applicable laws and regulations, including HIPAA and the regulations promulgated thereunder.

6.   Assignment

     The Agreement shall be binding upon and shall inure to the benefit of the ASC and Trillenium Medical Imaging and to each party's successors and assigns. Nothing contained in the Agreement shall be construed to permit the assignment by either party of any rights or obligations, and such assignment is expressly prohibited without the prior written consent of each party.

7.   Amendment

     The Agreement may be further amended or modified only by a written instrument signed by both parties.


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8.   Notices.

     If to Trillenium Medical Imaging:
     Mr. John A. Antonio
     President
     Trillenium Medical Imaging, Inc.
     6911 Pilliod Rd.
     Holland, Ohio 43528


     If to ASC:
     Surgicenters of America, Inc.
     Mr. R. Brian Deaver
     President
     5800 Tennyson Parkway
     Plano, Texas 75024

9. Exclusivity. As a material inducement for ASC to enter into this agreement, Trillenium Medical Imaging agrees to provide the thermal imaging services on an exclusive basis for facilities (including affiliated hospitals of ASC) approved by ASC. This exclusivity is applicable only in markets in which ASC has a facility. Markets is, for purposes relative to this Agreement defined as the facility within which ASC has located the Trillenium Imaging Services and a radius of 10 miles there-around. In the event Trillenium Imaging Services shall desire to locate its Services in an area in which ASC has an existing ASC owned or operated facility, Trillenium Medical Imaging shall provide written notice of such intention to ASC and ASC shall have a period of fourteen calendar days within which to notify Trillenium Medical Imaging of ASC's intention to implement the Trillenium Services in their facility and thereby preclude Trillenium from otherwise locating its Services within such defined area. ASC shall then implement use of the Trillenium Services in such facility within 60 days of giving such notice to Trillenium Medical Imaging. ASC shall notify Trillenium Medical Imaging in writing of the location of its owned or operated facilities and shall timely supplement such list from time to time as it changes..

10. Indemnification. Both parties mutually agree to indemnify and hold each other harmless from and against all liability, losses, damages, claims, causes of action, cost or expenses (including reasonable attorneys' fees) (each a "Loss"), which directly or indirectly arise from the performance of the services hereunder by the indemnifying party, its agents, servants, representatives and employees, except to the extent that any such Loss is caused or contributed by any act or omission of the indemnified party. This provision shall survive the termination of this Agreement. ASC represents and warrants to Trillenium Medical Imaging that its utilization of the Trillenium Services will be conducted in accord with all applicable laws, rules and regulations, and that all its billings and remittances will also be in compliance with all applicable laws, rules and regulations.


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11.  Insurance. Each party agrees to maintain policies covering risks associated with the Services being provided with limits of at least One Million Dollars per occurrence and Three Million Dollars aggregate.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first written above.


                                 Trillenium Medical Imaging, Inc.

                                 By:  /s/ John A. Antonio
                                      -------------------
                                          John A. Antonio
                                 Title:  President



                                 Surgicenters of America, Inc.

                                 By:  /s/ Rebecca Hurley
                                      ------------------
                                          Rebecca Hurley
                                 Title:  Senior Vice President












SCHEDULE A

DESCRIPTION OF SERVICES



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ASC  will  provide  medically  necessary  patient  care  in the  ASC to  current residents at Trillenium Medical Imaging on an "as needed" basis. See Schedule B for fee payment for the ASC visit.

ASC will be solely responsible for any applicable professional fee billing and billing the Trillenium Medical Imaging for any medically necessary ASC services provided that Medicare does not reimburse to ASC due to Medicare Skilled Nursing Consolidated Billing requirements.













SCHEDULE B

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FEES

Trillenium (Health Imaging) Contract
Facility Costs by Line Item

Per Case Cost
-------------

Registration personnel ($14 per hour @ .25 hours)              $     3.50
Registration Benefits (25 % of base)                           $     0.88
Registered Nurse ($25 per hour minimum)                        $    25.00
Register Nurse Benefits (25 % of base)                         $     6.25
                                                               -----------
  Subtotal                                                     $    35.63
Credit Card Charge (only if applicable 3%)                     $     6.00
                                                               -----------
  Total                                                        $    41.63
                                                               ===========

Training Costs
--------------

2 to 3 Registered Nurses (4 hour training)                     $   300.00
Registered Nurse benefits (25% of base)                        $    75.00
                                                               -----------
  Total                                                        $   375.00
                                                               ===========




Clarify responsibility for payment


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